EXHIBIT 99.1

Salt Lake City, Utah - On January 22 in its announcement of recent financial results, Utah Medical Products, Inc. (NASDAQ: UTMD) publicly disclosed an unresolved disagreement regarding the issuance of a Warning Letter by the U.S. Food and Drug Administration (FDA) to UTMD in September 2001, and the lawsuit UTMD has filed in U.S. Federal Court, District of Utah, in an effort to rectify the FDA's withholding of export certificates.

On February 2, three FDA inspectors from Minneapolis, Dallas, and Denver arrived at UTMD's Utah facility for another surprise inspection, the fourth comprehensive inspection of the Company's Quality System in less than three years. At the outset of the inspection, the inspectors agreed to notify UTMD management as soon as they identified any condition that would rise to the level of an observation of objectionable conditions. After eight full working days (24 inspector days), the inspectors have yet to report a single objectionable condition. UTMD is pleased with this fact, but the inspection goes on without an apparent end in sight.

UTMD advises that its devices are of state of the art quality preferred in particular by sophisticated clinician users, and that its devices conform to the quality and performance represented by UTMD. UTMD's quality systems have been certified under ISO9001/ EN46001 quality standards since 1994, and significantly, have recently been certified under the more stringent ISO13485 for medical devices. The ISO standards are quality system standards used by most countries around the world including the U.S. The FDA's current Quality System Regulation (QSR) was finalized, in part, during 1996 to be consistent with the ISO standards; and, UTMD is secure in the belief that its manufacturing procedures comply with any reasonable interpretation by qualified experts of the FDA's QSR.

UTMD CEO Kevin Cornwell expressed his reaction to the FDA effort by stating:

         "On behalf of the management and employees of UTMD who have been and are dedicated to development and release of the safest and most effective devices possible, I am disappointed and bewildered by the performance of the FDA. A normal FDA quality system inspection requires about five (5) total inspector days, according to FDA's own Website Data. In less than three years, UTMD has endured more than fifty-three
         (53) inspector days of inspection. Since an early 2002 inspection, there has been no attempt by the FDA to engage in constructive dialogue to resolve differences of opinion. The multiple inspections have not identified any health risk associated with our devices.




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         I am concerned that the FDA intends to further tarnish UTMD's good reputation through a motivation that has nothing to do with the safety or effectiveness of our devices. We recognize that the FDA has the burden to prove its allegations in the Courts of law, and regret that efforts by UTMD to engage in meaningful dialogue since 2001 have been spurned. We are prepared to demonstrate our patient oriented "success" through law and principle, despite the FDA's June 2003 White Paper that defines its "success" by enforcement numbers. At a time when our President's top three economic priorities are jobs, jobs, and jobs, this example of FDA performance unfairly threatens this company and others who choose to manufacture their products in the U.S., and who contribute to improve life expectancy and economic well being for our residents.

         Because the FDA refused to engage in dialogue following the 2002 and 2003 inspections, UTMD offered to make any reasonable changes in its quality system that FDA personnel requested, but they refused to identify any needed changes. Instead, they commenced this current extraordinary and wasteful inspection.

         Now, I believe it is in the best interests of the company, the industry and the American public that the details of our dispute and the FDA's performance be fully publicly disclosed. We invite our Congressional representatives who have a keen interest in the public welfare to use our experience in a formal investigation of FDA practices. To our clients throughout the world, I assure them that our continuing demonstration and commitment to satisfy their needs for our line of quality devices will not be affected."

UTMD devices have been used hundreds of thousands of times annually for many years in high risk birth and neonatal critical care situations with a negligible incidence of complaints by any objective standards of measurement. Mr. Cornwell further expressed:

         "The confirmation of the success of UTMD manufacturing and quality procedures year after year is demonstrated by the excellent performance of our devices as used by skilled practitioners. UTMD builds its quality into its devices by carefully managing its activities through the performance of dedicated employees whose mission is not just to make devices but to make the best possible devices for mothers and babies as if each member of the public is a loved and cherished member of our family."

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.
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